Exhibit 99.1

News Release

Harald Stock, Ph.D. Commences Role as President and Chief Executive Officer of OvaScience

— Begins Role with Strategic Focus on Accelerating Access in Key Markets; Increasing Patient Engagement; and Building Additional Real World Data —

WALTHAM, Mass., July 1, 2016 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today announced that Harald F. Stock, Ph.D., has officially assumed the role of President and Chief Executive Officer, completing a planned leadership transition from Chief Executive Officer-Elect. Dr. Stock succeeds OvaScience Co-founder Michelle Dipp, M.D., Ph.D., who will now serve as Executive Chair of the Board of Directors.

“In just four short years, OvaScience has advanced a transformative fertility treatment —AUGMENT — from concept to clinic to commercial availability, while building a strong pipeline of innovations for the future,” said Dr. Stock. “Moving forward, we will align our resources to focus on expanding access to AUGMENT in Canada and Japan, bringing patient engagement to the center of our operating model and accruing additional real world data to demonstrate the value and clinical benefit of our treatments. We have put a remarkable team in place to achieve these objectives and to position OvaScience for near- and long-term growth.”

Dr. Stock has served on the OvaScience Board of Directors since 2013 and brings extensive experience globally scaling operations and commercialization for innovative, emerging growth healthcare companies. Most recently, Dr. Stock served as President and CEO of Sweden-based ArjoHuntleigh, a leading acute and long-term care equipment company with global revenues of approximately $1 Billion. At ArjoHuntleigh, he led the growth turnaround of the company through a renewal of the company’s portfolio and an increased focus on emerging markets. Dr. Stock also served as Executive Vice President, Extend Care Business Area, of Getinge Group, the publicly listed principal owner of ArjoHuntleigh.

Before joining ArjoHuntleigh and Getinge Group, Dr. Stock was the CEO of Grünenthal, an international research-based pharmaceutical company headquartered in Germany, where he led the global transformation to focus on innovative pain medications and expand in Latin America. While at Grünenthal, he grew revenues in Europe and the U.S. with the launch of Palexia / Nucynta (Tapentadol). Prior to joining Grünenthal in 2009, Dr. Stock was Chairman and Managing Director at DePuy, the Orthopedics Division of Johnson & Johnson. Previously, he led corporate divisions of the Roche Group including Senior Vice President of the Global Near Patient Testing business. Dr. Stock holds a Ph.D. in Inorganic Chemistry from Ruprecht-Karls-University of Heidelberg, Germany.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions. OvaScience has commenced a study with the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and is developing the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. OvaScience treatments are not available in the U.S. For more information, please visit www.ovascience.com and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment, OvaPrime treatment and OvaTure treatment, including statements relating to plans to expand access to AUGMENT in Canada and Japan, focus on patient engagement and accrue data. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to provide or continue providing the AUGMENT treatment or OvaPrime treatment, or to delay providing such treatments, based on clinical efficacy, safety or commercial, logistic, regulatory or other reasons; the science underlying our treatments (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

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Media and Investor Contact:
OvaScience
Rebecca J. Peterson

617-420-8736
rpeterson@ovascience.com